Exhibit 99.1

RESTATED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In millions, except loss per share)

	Three Months Ended September 30, 2015			Nine Months Ended September 30, 2015
	As Reported	Adjustment	As Restated	As Reported	Adjustment	As Restated
Net sales	$597.3	$—	$597.3	$1,807.3	$—	$1,807.3
Cost of sales	354.6	—	354.6	1,088.8	—	1,088.8
Gross profit	242.7	—	242.7	718.5	—	718.5
Operating expenses:
Selling, technical, general and administrative	194.8	—	194.8	593.2	—	593.2
Research and development	16.6	—	16.6	47.8	—	47.8
Total operating expenses	211.4	—	211.4	641.0	—	641.0
Operating profit	31.3	—	31.3	77.5	—	77.5
Other (expense) income:
Interest expense, net	(52.7)	—	(52.7)	(143.2)	—	(143.2)
Loss on derivative contracts	(47.3)	—	(47.3)	(49.9)	—	(49.9)
Foreign exchange loss	(36.9)	—	(36.9)	(19.3)	—	(19.3)
Other income, net	1.4	—	1.4	19.8	—	19.8
Total other expense	(135.5)	—	(135.5)	(192.6)	—	(192.6)
(Loss) income before income taxes and non-controlling interests	(104.2)	—	(104.2)	(115.1)	—	(115.1)
Income tax (expense) benefit	(17.6)	(17.8)	(35.4)	(42.0)	(17.8)	(59.8)
Net (loss) income	(121.8)	(17.8)	(139.6)	(157.1)	(17.8)	(174.9)
Net income attributable to the non-controlling interests	(0.5)	—	(0.5)	(4.0)	—	(4.0)
Net (loss) income attributable to common stockholders	$(122.3)	$(17.8)	$(140.1)	$(161.1)	$(17.8)	$(178.9)
(Loss) earnings per share
Basic	$(0.58)	$(0.08)	$(0.66)	$(0.81)	$(0.08)	$(0.89)
Diluted	$(0.58)	$(0.08)	$(0.66)	$(0.81)	$(0.08)	$(0.89)
Weighted average shares outstanding
Basic	210.9	—	210.9	198.6	—	198.6
Diluted	210.9	—	210.9	198.6	—	198.6

RESTATED CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In millions, except share and per share amounts)

	September 30, 2015
	As Reported	Adjustment	As Restated
Assets
Cash and cash equivalents	$682.0	$—	$682.0
Restricted cash	0.3	—	0.3
Accounts receivable, net of allowance for doubtful accounts of $14.0 at September 30, 2015	943.4	—	943.4
Inventories	466.9	—	466.9
Prepaid expenses and other current assets	220.1	(19.6)	200.5
Total current assets	2,312.7	(19.6)	2,293.1
Property, plant and equipment, net	266.9	—	266.9
Goodwill	2,842.0	—	2,842.0
Intangible assets, net	2,577.9	—	2,577.9
Other assets	76.3	2.8	79.1
Total assets	$8,075.8	$(16.8)	$8,059.0
Liabilities & Stockholders' Equity
Accounts payable	386.1	—	386.1
Current installments of long-term debt and revolving credit facilities	36.1	—	36.1
Accrued income taxes payable	102.7	1.0	103.7
Accrued customer rebates and sales incentives	129.0	—	129.0
Financial guarantees and factoring	59.0	—	59.0
Other current liabilities	252.2	—	252.2
Total current liabilities	965.1	1.0	966.1
Long-term debt and capital lease obligations	3,401.4	—	3,401.4
Long-term retirement benefits, less current portion	44.2	—	44.2
Long-term deferred income taxes	567.1	—	567.1
Long-term contingent consideration	70.2	—	70.2
Other long-term liabilities	113.6	—	113.6
Total liabilities	5,161.6	1.0	5,162.6
Commitments and contingencies (Note 15)
Redeemable preferred stock - Series B	645.9	—	645.9
Stockholders' Equity
Preferred stock - Series A	—	—	—
Common stock, $0.01 par value per share (effective January 23, 2014), 400,000,000 shares authorized, 210,879,597 shares issued and outstanding at September 30, 2015	2.1	—	2.1
Additional paid-in capital	3,287.3	—	3,287.3
Accumulated deficit	(385.2)	(17.8)	(403.0)
Accumulated other comprehensive loss	(741.4)	—	(741.4)
Total stockholders' equity	2,162.8	(17.8)	2,145.0
Non-controlling interests	105.5	—	105.5
Total equity	2,268.3	(17.8)	2,250.5
Total liabilities, redeemable preferred shares and equity	$8,075.8	$(16.8)	$8,059.0